UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 13, 2022

WisdomTree Investments, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	001-10932	13-3487784
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

230 Park Avenue 3rd Floor West New York, NY 10169 (Address of Principal Executive Offices) (Zip Code)

Telephone: (212) 801-2080

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WETF	The Nasdaq Stock Market LLC
Preferred Stock Purchase Rights		The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 13, 2022, the Board of Directors of WisdomTree Investments, Inc. (the “Company”) adopted a stockholder rights plan, as set forth in the Stockholder Rights Agreement, dated March 14, 2022, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”). The following description of the terms of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is included as Exhibit 4.1 and is incorporated herein by reference.

Pursuant to the terms of the Rights Agreement, the Board of Directors declared a dividend distribution of (i) one Preferred Stock Purchase Right (a “Right”) for each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and (ii) 1,000 Rights for each outstanding share of Series A Non-Voting Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”), to stockholders of record as of the close of business on March 25, 2022 (the “Record Date”). In addition, one Right will automatically attach to each share of Common Stock and 1,000 Rights will automatically attach to each share of Series A Preferred Stock, in each case, issued between the Record Date and the earlier of the Distribution Date (as defined below) and the expiration date of the Rights. Each Right entitles the registered holder thereof to purchase from the Company a unit consisting of one ten-thousandth of a share (a “Unit”) of Series B Junior Participating Cumulative Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”) at a cash exercise price of $27.00 per Unit (the “Exercise Price”), subject to adjustment, under certain conditions specified in the Rights Agreement and summarized below.

Initially, the Rights are not exercisable and are attached to and trade with all shares of Common Stock and Series A Preferred Stock outstanding as of, and issued subsequent to, the Record Date. The Rights will separate from the Common Stock and Series A Preferred Stock and will become exercisable upon the earlier of (i) the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 10% (or 20% in the case of a person or group which, together with all affiliates and associates of such person or group, is the beneficial owner of shares of Common Stock of the Company representing less than 20% of the shares of Common Stock of the Company then outstanding, and which is entitled to file, and files, a statement on Schedule 13G pursuant to Rule 13d-1(b) or Rule 13d-1(c) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect at the time of the first public announcement of the declaration of the Rights dividend with respect to the shares of Common Stock beneficially owned by such person or group) or more of the outstanding shares of Common Stock, other than as a result of repurchases of stock by the Company or certain inadvertent actions by a stockholder (the date of such announcement being referred to as the “Stock Acquisition Date”), or (ii) the close of business on the tenth business day (or such later day as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that could result upon its consummation in a person or group becoming an Acquiring Person (the earlier of such dates being herein referred to as the “Distribution Date”). A person or group who beneficially owned 10% or more (or 20% or more in the case of passive stockholders) of the Company’s outstanding Common Stock prior to the first public announcement by the Company of the adoption of the Rights Agreement will not trigger the Rights Agreement so long as they do not acquire beneficial ownership of any additional shares of Common Stock at a time when they still beneficially own 10% or more (or 20% or more in the case of passive stockholders) of such Common Stock, subject to certain exceptions as set forth in the Rights Agreement.

For purposes of the Rights Agreement, beneficial ownership is defined to include ownership of securities that are subject to a derivative transaction and acquired derivative securities. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Agreement are excepted from such imputed beneficial ownership.

In the event that a Stock Acquisition Date occurs, proper provision will be made so that each holder of a Right (other than an Acquiring Person or its associates or affiliates, whose Rights shall become null and void) will thereafter have the right to receive upon exercise, in lieu of a number of shares of Preferred Stock, that number of shares of Common Stock of the Company (or, in certain circumstances, including if there are insufficient shares of Common Stock to permit the exercise in full of the Rights, Units of Preferred Stock, other securities, cash or property, or any combination of the foregoing) having a market value of two times the Exercise Price of the Right (such right being referred to as the “Subscription Right”). In the event that, at any time following the Stock Acquisition Date, (i) the Company consolidates with, or merges with and into, any other person, and the Company is not the continuing or surviving corporation, (ii) any person consolidates with the Company, or merges with and into the Company and the Company is the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or (iii) 50% or more of the Company’s assets or earning power is sold, mortgaged or otherwise transferred, each holder of a Right (other than an Acquiring Person or its associates or affiliates, whose Rights shall become null and void) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the Exercise Price of the Right (such right being referred to as the “Merger Right”). The holder of a Right will continue to have the Merger Right whether or not such holder has exercised the Subscription Right. Rights that are or were beneficially owned by an Acquiring Person may (under certain circumstances specified in the Rights Agreement) become null and void.

The Rights may be redeemed in whole, but not in part, at a price of $0.01 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors only until the earlier of (i) the time at which any person becomes an Acquiring Person or (ii) the expiration date of the Rights Agreement. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

The Rights Agreement may be amended by the Board of Directors in its sole discretion at any time prior to the time at which any person becomes an Acquiring Person. After such time the Board of Directors may, subject to certain limitations set forth in the Rights Agreement, amend the Rights Agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of Rights holders (excluding the interests of an Acquiring Person or its associates or affiliates).

Until a Right is exercised, the holder will have no rights as a stockholder of the Company (beyond those as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for shares of Common Stock, other securities of the Company, other consideration or for common stock of an acquiring company.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on March 13, 2023; provided that if the Company’s stockholders have not ratified the Rights Agreement by the close of business on the first day after the Company’s 2022 annual meeting of stockholders (including any adjournments or postponements thereof), the Rights will expire at such time, in each case, unless previously redeemed or exchanged by the Company.

The Rights Agreement provides the holders of the Common Stock with the ability to exempt an offer to acquire, or engage in another business combination transaction involving, the Company that is deemed a “Qualifying Offer” (as defined in the Rights Agreement) from the terms of the Rights Agreement. A Qualifying Offer is, in summary, an offer determined by a majority of the independent members of the Board to have specific characteristics that are generally intended to preclude offers that are coercive, abusive or highly contingent. Among those characteristics are that it be: (i) a fully financed all-cash tender offer or an exchange offer offering shares of common stock of the offeror, or a combination thereof, for any and all of the Common Stock; (ii) an offer whose per share offer price and consideration represent a “reasonable premium” over the highest reported per share market price of the Common Stock in the 24 months immediately preceding the date on which the offer is commenced; (iii) an offer that, within 20 business days after the commencement date of the offer (or within 10 business days after any increase in the offer consideration), does not result in a nationally recognized investment banking firm retained by the Board rendering an opinion to the Board that the consideration being offered to the holders of the Common Stock is either inadequate or unfair; and (iv) an offer that is otherwise in the best interests of the Company’s stockholders. The Rights Agreement provides additional characteristics necessary for an acquisition offer to be deemed a “Qualifying Offer,” including if the consideration offered in a proposed transaction is stock of the acquiror.

Pursuant to the Rights Agreement, if the Company receives a Qualifying Offer and the Board has not redeemed the outstanding Rights or exempted such Qualifying Offer from the terms of the Rights Agreement or called a special meeting of stockholders (the “Special Meeting”) for the purpose of voting on whether to exempt such Qualifying Offer from the terms of the Rights Agreement, in each case by the end of the 90 business day period following the commencement of such Qualifying Offer, provided such offer remains a Qualifying Offer during such period, the holders of 10% of the Common Stock may request that the Board call a Special Meeting to vote on a resolution authorizing the exemption of the Qualifying Offer from the terms of the Rights Agreement. If such a

Special Meeting is not held by the 90th business day following the receipt of such a request from stockholders to call a Special Meeting, the Qualifying Offer will be deemed exempt from the terms of the Rights Agreement on the 10th business day thereafter.

Item 3.03.	Material Modification to Rights of Security Holders.

The information in response to Item 1.01 is incorporated by reference in response to this Item 3.03.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the adoption of the Rights Agreement described in Item 1.01 above, the Board of Directors of the Company approved a Certificate of Designations of Series B Junior Participating Cumulative Preferred Stock (the “Certificate of Designations”). The Certificate of Designations was filed with the Secretary of State of Delaware on March 14, 2022. The Certificate of Designations is included as Exhibit 3.1 and is incorporated herein by reference. The description of the Series B Junior Participating Cumulative Preferred Stock in Item 1.01 is incorporated herein by reference.

Item 8.01.	Other Events.

On March 14, 2022, the Company issued a press release announcing the adoption of the Rights Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Designations of Series B Junior Participating Cumulative Preferred Stock of WisdomTree Investments, Inc. classifying and designating the Series B Junior Participating Cumulative Preferred Stock, filed as Exhibit 3.1 to the Company’s Registration Statement on Form 8-A on March 14, 2022 and incorporated herein by reference

4.1	Stockholder Rights Agreement, dated as of March 14, 2022, between WisdomTree Investments, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent, filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A on March 14, 2022 and incorporated herein by reference

99.1	Press Release issued by WisdomTree Investments, Inc. dated March 14, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WisdomTree Investments, Inc.

March 14, 2022	By:	/s/ Marci Frankenthaler
Marci Frankenthaler
Chief Legal Officer and Secretary

Exhibit 99.1

WisdomTree Adopts Limited Duration Stockholder Rights Plan

Stockholders to Vote on Rights Plan at 2022 Annual Meeting

NEW YORK, NY – (Globe Newswire) – March 14, 2022 – WisdomTree Investments, Inc. (“WisdomTree” or the “Company”) (NASDAQ: WETF), an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager, today announced that its Board of Directors (the “Board”) adopted a limited duration stockholder rights plan (the “rights plan”).

The Board adopted the rights plan in response to the recent rapid accumulations of significant portions of WisdomTree outstanding common stock. It is intended to protect WisdomTree and its stockholders from efforts by a single stockholder or group of stockholders to obtain control of WisdomTree without paying a control premium.

The rights plan is similar to other rights plans adopted by publicly held companies and is intended to promote the fair and equal treatment of all stockholders and to allow stockholders to realize the long-term value of their investment. It also provides several important stockholder-friendly features, including the following:

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The rights plan will automatically expire on the day after the Company’s 2022 Annual Meeting of Stockholders (“2022 Annual Meeting”), unless approved by stockholders at the 2022 Annual Meeting, in which case it will expire in one year, on March 13, 2023;

•	The rights will be exercisable only if any person (or any persons acting as a group) acquires 10% (or 20% in the case of passive stockholders) or more of the Company’s outstanding common stock;

•

The rights plan has an exception for offers made for all shares of the Company that treat all stockholders equally, including a qualifying offer clause that provides stockholders the ability to call a special meeting for purposes of exempting a “qualifying offer;”

•	The rights plan does not contain any dead-hand, slow-hand, no-hand or similar features that would limit the ability of a future board of directors to redeem the rights; and

•	The rights plan does not preclude the Board from considering an offer that recognizes the full value of the Company.

Frank Salerno, WisdomTree Chair of the Board, stated: “WisdomTree’s Board is committed to enhancing value for all stockholders and will continue to take actions that we believe will enable us to achieve this objective. Consistent with the Board’s duty to serve as a prudent fiduciary for stockholders, this stockholder rights plan is intended to not only facilitate the ability of our stockholders to realize the long-term value of their investment in WisdomTree, but also to guard against coercive tactics to gain control of the Company.”

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Additional Information on Stockholder Rights Plan

Pursuant to the rights plan, WisdomTree declared a dividend distribution of one preferred share purchase right on each outstanding share of the Company’s common stock and 1,000 preferred share purchase rights on each outstanding share of the Company’s Series A Non-Voting Convertible Preferred Stock. The record date for the dividend distribution is March 25, 2022. Initially, the rights will not be exercisable and will trade with the shares of WisdomTree common stock and Series A Preferred Stock. The rights generally will become exercisable if a person or group becomes an “acquiring person” by acquiring 10% (or 20% in the case of passive stockholders) or more of the common stock of WisdomTree (which includes stock subject to a derivative transaction or an acquired derivative security) or if a person or group commences a tender offer that could result in that person or group becoming an “acquiring person.” If a person or group becomes an “acquiring person,” each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of common stock (or, subject to the terms of the rights plan, shares of preferred stock that are equivalent to shares of WisdomTree common stock) having a value of twice the exercise price of the right. If WisdomTree is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the right.

A person or group who beneficially owned 10% or more (or 20% or more in the case of passive stockholders) of WisdomTree’s outstanding common stock prior to the first public announcement by WisdomTree of the adoption of the rights plan will not trigger the rights plan so long as they do not acquire beneficial ownership of any additional shares of common stock at a time when they still beneficially own 10% or more (or 20% or more in the case of passive stockholders) of such common stock, subject to certain exceptions as set forth in the rights plan.

The rights plan will expire on the day after the 2022 Annual Meeting, unless approved by stockholders at the 2022 Annual Meeting, in which case it will expire in one year, on March 13, 2023. The date of the 2022 Annual Meeting has not yet been announced. The rights plan contains a qualifying offer clause that provides stockholders the ability to call a special meeting for purposes of exempting a “qualifying offer.”

Further details about the rights plan will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that WisdomTree will file with the U.S. Securities and Exchange Commission.

Advisors

BofA Securities is serving as financial advisor, and Goodwin Procter LLP is serving as legal counsel to

WisdomTree. Innisfree M&A is serving as proxy solicitor, and Abernathy MacGregor is serving as strategic communications advisor.

About WisdomTree

WisdomTree Investments, Inc., through its subsidiaries in the U.S. and Europe (collectively, “WisdomTree”), is an ETF and ETP sponsor and asset manager headquartered in New York. WisdomTree offers products covering equity, commodity, fixed income, leveraged and inverse, currency, cryptocurrency and alternative strategies. WisdomTree currently has approximately $78 billion in assets under management globally.

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WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its subsidiaries worldwide.

Cautionary Statement Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the anticipated benefits and expected consequences of the rights plan that WisdomTree has adopted. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those indicated, including, but not limited to, the effectiveness of the rights plan in providing the Board of Directors with time to make informed decisions that are in the best long-term interests of WisdomTree and its stockholders, and other risk factors discussed from time to time in our filings with the SEC, including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on February 25, 2022, and in subsequent reports filed with or furnished to the SEC. WisdomTree assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

Important Additional Information and Where to Find It

WisdomTree intends to file a proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from WisdomTree stockholders for WisdomTree’s 2022 Annual Meeting. WISDOMTREE STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ WISDOMTREE’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING WHITE PROXY CARD, AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents that WisdomTree files with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the “SEC Filings” subsection of the “Financial Information” section of WisdomTree’s Investor Relations website at http://ir.wisdomtree.com/ or by contacting Jeremy Campbell, Director of Investor Relations, at jeremy.campbell@wisdomtree.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Contact Information

Investor Relations

WisdomTree Investments, Inc.

Jeremy Campbell

+1.646.522.2602

jeremy.campbell@wisdomtree.com

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or

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

+1.212.750.5833

swinter@innisfreema.com / jsalzberger@innisfreema.com

Media Relations

WisdomTree Investments, Inc.

Jessica Zaloom

+1.917.267.3735

jzaloom@wisdomtree.com

or

Abernathy MacGregor

Carina Davidson / Dana Gorman

+1.212.371.5999

ccd@abmac.com / dtg@abmac.com

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